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                                     August 1997



Motorola International Development          Saif Telecom (Pvt.) Limited
Corporation                                      4th Floor
1303 E. Algonquin Road                           Kulsum Plaza
Schaumburg                                       42 Blue Area
Illinois, U S A                                  Islamabad
                                                 Pakistan


            PAKISTAN MOBILE COMMUNICATIONS (PVT.) LIMITED (THE "COMPANY")


Ladies and Gentlemen:

Reference is made to the Restated and Amended Shareholders Agreement, dated as of August 1997 (the "Shareholders Agreement"), among International Wireless Communications Pakistan Limited, a company organized under the laws of Mauritius ("IWCPL"), Saif Telecom (Pvt.) Limited, a company organized under the laws of Pakistan ("SAIF"), and Motorola International Development Corporation, a company organized under the laws of the State of Delaware, United States of America ("MIDC"). All capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Shareholders Agreement.

In consideration of the mutual promises and undertakings contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

    1.   AMENDMENTS

         The Shareholders agree to amend the Shareholders Agreement as follows:

         (a)  "IWC" DEFINITION

              by deleting the definition of "IWC" in Clause 1 and replacing it in its entirety by the following:

              ""IWC" means Pakistan Wireless Holdings Limited, one of the principal shareholders of IWCPL."

         (b)  TRANSFER

              by amending Clause 12.6 by adding the following sentence:

              "Upon a transfer by IWCPL of all its Shares to all of its individual shareholders as contemplated by this Clause 12.6, the individual shareholders shall together have the right to appoint Directors to the Board pursuant to Clause 5.2 in place of IWCPL."


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         (c)  CONFIDENTIALITY

              by amending Clause 13.1(a) to add the words "and shareholders" after the word "Associates".

         (d)  NON COMPETITION

              by amending Clause 14 by adding the following sentence:

              "The parties agree that, so long as Asia Pacific Cellphone Co. Inc. ("Asia Pacific") remains a direct or indirect wholly-owned subsidiary of Istethmar International Corporation, Asia Pacific shall have the same benefits and obligations under this Clause 14 as are conferred on or assumed by AIF."

         (e)  TERMINATION

              by amending Clause 16.3(b) by adding the following:

              "Provided that in the event of any transfer of a controlling interest in the ownership of the entity ultimately controlling IWCPL which amounts to an Event of Default hereunder, the non-defaulting Shareholders shall have the right to exercise the buy-back provisions under Clause 16.5 only with respect to the percentage of Shares held by IWCPL which corresponds to the percentage interest in IWCPL of the shareholder of IWCPL in respect of which the transfer of a controlling interest has occurred causing the Event of Default hereunder and, if the non-defaulting Shareholders exercise their buy-back rights under Clause 16.5, IWCPL shall be obligated to sell such pro rata portion of the Shares held by it to the non-defaulting Shareholders who have so exercised such buy-back rights. For the purposes of this Clause 16.3(b): (i) where IWC or any of its Associates controls IWCPL, the expression "transfer of a controlling interest in the ownership of the entity ultimately controlling the Shareholder which is a Party thereto" means a change of control of IWC or such Associate or a change of control of the entity that controls IWC or such Associate where the primary asset of such entity is the shares of IWC or its Associate, and (ii) should the controlling interest in IWCPL pass from any of IWC, AIF, Vanguard, Asia Pacific and/or any of their respective Associates or some combination thereof to any of the foregoing entities or some other combination thereof, then the terms of this Clause 16.3(b) shall apply, mutatis mutandis, to such of them as shall have become the entity(ies) controlling IWCPL."

         (f)  ASSIGNMENT

              by amending Clause 18.1 by adding ", Asia Pacific" after the words "as IWCPL by AIF".

    2.   FIRST OPTION

         Each of the parties hereto waives any breach or an Event of Default under the Shareholders Agreement caused by the exercise of the First Option (as defined in the Share Purchase Agreement dated 17 July 1997 between MIDC and IWCPL).


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    3.   GENERAL

         1. This letter agreement shall be read together with the Shareholders Agreement.

         2. IWCPL shall have the right to assign the benefit of this letter agreement to its individual shareholders.

         3. This letter agreement shall be governed by and construed in accordance with the laws of Pakistan.

         4. This letter agreement may be executed in counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

         If the foregoing accurately reflects our agreements relating to the subject matter thereof, please indicate by signing this letter agreement in the spaces indicated below.



Yours sincerely

INTERNATIONAL WIRELESS
COMMUNICATIONS PAKISTAN LIMITED



By
   ----------------------------------
    Name:
    Title:


AGREED TO AND ACCEPTED
AS OF THE DATE SET FORTH
ABOVE BY:

MOTOROLA INTERNATIONAL                      SAIF TELECOM (PVT.) LIMITED
DEVELOPMENT CORPORATION


By                                          By
   -------------------------------------       -------------------------------
    Name:                                      Name:
    Title:                                     Title:




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